Exhibit 99.1

    Sangamo BioSciences Announces Publication in Circulation of Data From ZFP
                              Angiogenesis Program

   Study With Duke University Researchers Describes Potential Benefit of Using
       Sangamo's Engineered ZFP Transcription Factors in Peripheral Artery
                                 Disease Therapy

    RICHMOND, Calif., Oct. 19 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today the publication of preclinical animal efficacy data that demonstrate the utility of zinc finger DNA binding protein transcription factors (ZFP TFs) as a new class of human therapeutics for the potential treatment of peripheral artery disease (PAD). PAD is a debilitating disease with a national incidence approaching that of coronary artery disease but few effective treatments.

    The study, reported in the American Heart Association journal, Circulation, was conducted in the laboratory of Brian Annex, MD, Director of Therapeutic Angiogenesis Research in the Division Cardiology at Duke University Medical Center and was designed to test the efficacy of a ZFP TF in a rabbit model of peripheral artery disease. For further details see http://dukemednews.duke.edu/news/article.php?id=8202 . The ZFP Therapeutic being tested was developed by Sangamo scientists in partnership with Edwards Lifesciences Corp. (NYSE: EW) and is now being tested in humans in a Phase I clinical trial being conducted at the National Institutes of Health. Additional information about the trial can be found at http://dir.nhlbi.nih.gov/labs/cb/cip/genetransfer.asp .

    "This work is a critical step towards the development of a new approach to therapeutic angiogenesis," said Dr. Annex. "VEGF is a powerful angiogenic growth factor that is expressed in several different forms. Previous studies have tested only single forms of the protein and these have been disappointing in the clinic. Our study shows that ZFP TF treatment produces all forms of the VEGF protein in the oxygen starved muscles of the test animals and that we see statistically significant improvement in blood vessel growth and, most importantly, improvement in blood flow in the limbs of treated animals. This approach also reduced cell death in the ischemic tissues."

    The authors used an engineered ZFP TF designed to activate the expression of the endogenous vascular endothelial growth factor A (VEGF A) gene. VEGF A has been extensively documented as an important factor in angiogenesis or blood vessel growth. Using ZFP TFs to increase the expression of this gene and the protein that it encodes in ischemic, or oxygen-starved, muscle in rabbits resulted in statistically significant changes in a number of measures of efficacy in treated limbs: decrease in cell death in the treated muscle, increased cell growth and blood vessel density and increases in blood flow.

    The ZFP TF tested in the studies reported in Circulation, EW-A-401, is now being tested in a Phase I clinical trial. In early 2004 Edwards Lifesciences filed an Investigational New Drug application with the U.S. Food and Drug Administration and patients are now being treated at the Warren Grant Magnuson Clinical Center of the National Institutes of Health in Bethesda Maryland. Designed as a double blind, placebo-controlled, dose-escalation study involving 36 patients, the trial seeks primarily to measure EW-A-401's safety in treating intermittent claudication, a symptom of PAD. In addition, investigators may gain some preliminary data on the therapy's effectiveness in improving patients' blood flow, walking capacity, and quality of life.
Edwards has reported an interest in pursuing additional indications for the therapy, including critical limb ischemia and ischemic heart disease.

    "The strength of the data published in the Circulation article was a significant factor in the decision to move our VEGF ZFP TF approach into human trials," said Edward Lanphier, Sangamo's president and chief executive officer. "The work also highlights important technical advantages of our ZFP TF technology platform. By activating the cell's own copy of the VEGF gene using an engineered ZFP TF, we enable the production of all of the natural protein isoforms of VEGF in the same ratios that are normally produced. These studies, and previous in vivo studies, show that this results in the generation of functionally intact blood vessels, which we believe will be a critical advantage for new therapies aimed at stimulating new blood vessel growth in ischemic cardiovascular and vascular disease."

    The paper describing the study appears in the October 19, 2004 issue of Circulation and is also available online at http://circ.ahajournals.org/ . Circulation is one of the monthly scientific publications of the American Heart Association. The journal is ranked number one among 70 journals in the Cardiac & Cardiovascular Systems category and among 52 journals in the Peripheral Vascular Disease category.

    Peripheral Artery Disease Affects between 8 Million and 10 Million
Americans

    According to the American Heart Association, PAD is estimated to affect between 8 million and 10 million people in the United States, although the condition is often under-diagnosed and undertreated. PAD is caused by blockages to the arteries that supply the legs with blood. The initial sign of PAD is leg muscle pain during exercise. As the disease progresses, patients can experience leg pain even when resting. Eventually, some PAD patients have such poor blood flow that they develop leg ulcers that do not heal.

    About Sangamo

    Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and repair. The company's most advanced therapeutic development program, currently in a Phase I clinical trial, involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on diabetic neuropathy, ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP-Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFPs, therapeutic applications of Sangamo's ZFP technology platform and the outcome of, or information that may be acquired from clinical trials. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assume no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             10/19/2004
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo Biosciences, Inc., +1-510-970-6000, ext. 271, or Ewolffe@sangamo.com; or media, Kathy Jones-Nugent, or investors, John Nugent, both of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences, Inc./
    /Web site:  http://www.expressinglife.com /
    /Web site:  http://www.sangamo.com /
    (SGMO EW)

CO: Sangamo BioSciences, Inc.; Edwards Lifesciences Corp.; American Heart Association
ST:  California
IN:  BIO HEA MTC HED
SU:  SVY PDT